                                                           EXHIBIT 11.01

                       PORTOLA PACKAGING, INC. AND SUBSIDIARIES
                    COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          THREE MONTHS                    NINE MONTHS
                                                          ENDED MAY 31,                  ENDED MAY 31,
                                                          -------------                  -------------
                                                      1997           1996           1997           1996
                                                      ----           ----           ----           ----
                                                          (UNAUDITED)                   (UNAUDITED)
Weighted average common shares
   outstanding for the period                        11,718         11,798         11,776         11,656
                                                    ---------      ---------      ---------      ---------
                                                    ---------      ---------      ---------      ---------

Shares used in per share calculation                 11,718         11,798         11,776         11,656
                                                    ---------      ---------      ---------      ---------
                                                    ---------      ---------      ---------      ---------

Income (loss) before extraordinary item             ($2,525)          $762        ($7,760)          $562

Less the increase in the put value of warrants         (287)          (229)          (813)          (652)
                                                    ---------      ---------      ---------      ---------

Income (loss) before extraordinary item             ($2,812)          $533        ($8,573)          ($90)
                                                    ---------      ---------      ---------      ---------
                                                    ---------      ---------      ---------      ---------

Extraordinary item                                                                                $1,265
                                                    ---------      ---------      ---------      ---------
                                                    ---------      ---------      ---------      ---------

Net income (loss)                                   ($2,525)          $762        ($7,760)         ($703)

Less the increase in the put value of warrants         (287)          (229)          (813)          (652)
                                                    ---------      ---------      ---------      ---------

Net income (loss)                                   ($2,812)          $533        ($8,573)       ($1,355)
                                                    ---------      ---------      ---------      ---------
                                                    ---------      ---------      ---------      ---------

Net income (loss) per common share
    before extraordinary item                        ($0.24)         $0.05         ($0.73)        ($0.01)

Effect of extraordinary item per common share                                                     ($0.11)

Net income (loss) per common share                   ($0.24)         $0.05         ($0.73)        ($0.12)



(1) There is no difference between primary and fully diluted net income (loss) per share for all periods presented.